UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.
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March 27, 2014

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at Four Seasons Hotel, 1111 14th Street, Denver Colorado 80202 on Tuesday, May 6, 2014 at 8:00 a.m. (Mountain Daylight Time).

All stockholders of record at the close of business on March 7, 2014 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Charter Communications, Inc.

Sincerely,

Thomas M. Rutledge
President and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	May 6, 2014
Time:	8:00 a.m. (Mountain Daylight Time)
Place:	Four Seasons Hotel
1111 14th Street
Denver, Colorado 80202

Matters to be voted on:

1.	The election of ten Class A directors, named in this proxy statement;

2.	Approval, on an advisory basis, of executive compensation;

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014; and

4.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

By order of the Board of Directors,

RICHARD R. DYKHOUSE
Corporate Secretary

March 27, 2014

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2014. The 2014 notice and proxy statement and the 2013 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 27, 2014.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect ten Class A directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014; and

•	Proposal 4: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the ten Class A directors, nominated by our board of directors and named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated ten directors for election. The ten directors who have been nominated by the board of directors and agreed to serve as directors are Messrs. Conn, Huseby, Jacobson, Maffei, Malone, Markley, Merritt, Nair, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on March 7, 2014 (the “Record Date”), a total of 108,184,513 shares of Class A common stock are entitled to be voted by holders of same at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares,” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by such broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees and “FOR” the proposals as described above.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but not on non-routine matters such as Proposals 1 and 2. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 3 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of the Class A common stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have the effect of a vote against the proposals. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of Class A shares cast is required for approval of Proposals 1, 2 and 3. For purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted.

What are my choices in the proposals on the agenda?

On Proposal 1, you can vote your shares “FOR,” or you can withhold your vote for the Class A director nominees. On Proposals 2 and 3, you can (1) vote for a proposal, (2) vote against a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the Proposals as noted above.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on May 5, 2014. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker, or nominee.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote.

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A Directors

(Item 1 on Proxy Card)

The size of our board of directors is eleven and we currently have ten members standing for nomination. At this time, the board has determined not to fill the vacancy created by Mr. Marcus’ resignation and proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to the Company’s Certificate of Incorporation and By-Laws, the vacancy may be filled at a later date by a majority vote of the directors. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the ten current directors are independent.

Each of our directors are elected on an annual basis. The board of directors is soliciting your vote for the Class A directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A DIRECTOR NOMINEES.

Information about the Class A Director Nominees

The following information concerns the ten individuals who have been nominated by the board of directors for election by the Class A stockholders. Each of the following individuals currently serves as a Class A director.

Directors	Position(s)
W. Lance Conn	Director
Michael P. Huseby	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John C. Malone	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Balan Nair	Director
Thomas M. Rutledge	Director, President and Chief Executive Officer
Eric L. Zinterhofer	Chairman of the Board of Directors

W. Lance Conn, 45, was elected to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. In the past five years, Mr. Conn previously served as a director for Plains All American Pipeline, L.P. and Plains G.P. Holdings, L.P. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Michael P. Huseby, 59, was appointed to the board of directors of Charter on May 1, 2013. Since January 8, 2014, Mr. Huseby has been serving as the Chief Executive Officer and a member of the Board of Directors of Barnes & Noble, Inc. (“B&N”). Mr. Huseby previously served as President of B&N and CEO of B&N’s NOOK Media subsidiary beginning in July 2013. From March 2012, when he first joined B&N, until July 2013, he served as Chief Financial Officer of B&N. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation. Mr. Huseby holds a degree in business administration from the University of Colorado at Boulder. We believe Mr. Huseby’s qualifications to sit on Charter’s Board include his extensive experience in the cable television industry and in financial and business matters.

Craig A. Jacobson, 61, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush and Kaller, L.L.P., where he has practiced entertainment law for the past 25 years. Mr. Jacobson has been a member of the Board of Directors of Expedia, Inc. since December 2007. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Gregory B. Maffei, 53, was appointed to the board of directors of Charter on May 1, 2013. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation, an affiliate of Charter holding a 26% beneficial ownership interest, since August 2012. He served as the President and Chief Executive Officer of the company now known as Starz from May 2007 to January 2013. He has served as the President and Chief Executive Officer of Liberty Interactive Corporation since February 2006. Mr. Maffei has served as: (i) a director of Liberty Media Corporation since August 2012, (ii) a director of Liberty Interactive Corporation since November 2005, (iii) the Chairman of the Board of Starz since January 2013 and a director since May 2007, (iv) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (v) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (vi) a director of Zillow, Inc. since May 2005, (vii) a director of Sirius XM Radio Inc. since March 2009, and (viii) a director of Barnes & Noble, Inc. since September 2011. He previously served as a director of DIRECTV from November 2009 to June 2010 and as a director of its predecessor, DIRECTV Group, Inc., from February 2008 to November 2009. Mr. Maffei also served as a director of Electronic Arts, Inc. from June 2003 until July 2013. Mr. Maffei has a M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College. We believe Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience.

John C. Malone, 73, was appointed to the board of directors of Charter on May 1, 2013. Mr. Malone has served as the Chairman of the Board of Liberty Interactive Corporation since 1994, and as Chairman of the Board of Liberty Media Corporation, an affiliate of Charter holding a 26% beneficial ownership interest, since August 2012 and as a director since January 2013. He also served as Liberty Interactive Corporation’s Chief Executive Officer from August 2005 through February 2006. Mr. Malone previously served as Chairman of the Board of Starz from August 2011 to January 2013, and served as a director from December 2010 to January 2013.

Mr. Malone has also served as the Chairman of the Board of Liberty Global, Inc. since 2005. Mr. Malone has also served as: (i) a director of Discovery Communications, Inc. since September 2008, and (ii) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012. He previously served as: (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009, (iv) a director of IAC/InterActiveCorp from May 2006 to June 2010, (v) a director of Discovery Holding Company, from May 2005 to September 2008, and as Chairman of the Board from March 2005 to September 2008, and (vi) a director of SiriusXM Radio from April 2009 to May 2013. Mr. Malone was a Phi Beta Kappa and merit scholar at Yale University where he obtained a Bachelor of Science in Electrical Engineering and Economics in 1963. He also received a Master of Science in Industrial Management from Johns Hopkins in 1964 and a Doctor of Philosophy (Ph.D.) in Operations Research from Johns Hopkins in 1967. We believe Mr. Malone’s qualifications to sit on Charter’s board include his extensive experience in the media and telecommunications industry.

John D. Markley, Jr., 48, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley has served as Managing Director of Bear Creek Capital Management, an investment firm focused on public and private companies in the communications, media and technology industries, since 2009. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Mr. Markley currently serves as chairman of the board of BroadSoft, Inc. where he also serves on the audit and compensation committees and serves as a director of Millennial Media, Inc. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 59, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter’s board and Audit Committee since 2003. Since March 2009, he has been the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. Mr. Merritt is a director of Taylor Morrison Home Corporation and of Calpine Corporation and he serves as the Chairman of the Audit Committee of Calpine Corporation and a member of the Audit Committee of Taylor Morrison Home Corporation. He is also a director of Buffet Restaurants Holdings, Inc. Mr. Merritt also served as a a director of Outdoor Holdings, Inc. until May 2013. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Balan Nair, 47, was appointed to the board of directors of Charter on May 1, 2013. Mr. Nair is the Executive Vice President and Chief Technology Officer for Liberty Global, Inc. Prior to joining Liberty Global, from December 2006 through June 2007, Mr. Nair served as the chief technology officer of AOL. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. He also sits on the board of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds a M.B.A. and a B.S. in electrical engineering, both from Iowa State University. We believe Mr. Nair’s qualifications to sit on Charter’s board include his operational and technology experience.

Thomas M. Rutledge, 60, was appointed as a director and President and Chief Executive Officer of the Company effective on February 13, 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 34-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (“NCTA”). He served as Chairman of the NCTA from 2008 to 2010, and currently serves on the boards of CableLabs, C-SPAN and the Cable & Telecommunications Association for Marketing (“CTAM”) Educational Foundation. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 42, was elected to the board of directors of Charter on November 30, 2009 and as non-executive Chairman of the board on December 1, 2009. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. In the past five years, Mr. Zinterhofer was a director of Central European Media Enterprises Ltd., iPCS, Inc. and Affinion Group, Inc. Mr. Zinterhofer received B.A. degrees with Honors Economics and European History from the University of Pennsylvania and received a M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2013, which all but two then-current directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2013, the full board of directors held 14 meetings and acted 1 time by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2013 with the exceptions of Mr. Malone who attended 63% of such meetings and Mr. Nair who attended 57%.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and a Finance Committee. The Audit, Compensation and Benefits, Finance and Nominating and Governance Committees each has a charter that is available on our website, www.charter.com.

Charter’s Audit Committee members in 2013 consisted of Messrs. Merritt, Markley, Jacobson (for a portion of the year) and Mr. Huseby (also for a portion of the year). Mr. Jacobson resigned from the Audit Committee in the third quarter of 2013. Mr. Huseby was appointed to the Audit Committee in the second quarter of 2013. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board in 2013 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2013.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company and its subsidiaries. During 2013, the Committee was comprised of Messrs. Conn, Zinterhofer and Marcus (for a portion of the year) and Mr. Maffei (also for a portion of the year). Mr. Marcus resigned from the Compensation and Benefits Committee in the third quarter of 2013. Mr. Maffei was appointed to the Compensation and Benefits Committee in the second quarter of 2013. All members of the Compensation and Benefits Committee were determined by the board in 2013 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met six times in 2013 and executed two unanimous consents in lieu of a meeting.

The Nominating and Corporate Governance Committee members in 2013 were Messrs. Karsh, Lee and Glatt (each for a portion of the year until their resignation in the second quarter of 2013) replaced by Messrs.

Markley, Marcus and Malone (also each for a portion of the year until their appointment in the second (as to Mr. Malone) and the third quarter of 2013 (as to Mr. Markley and Mr. Marcus until his resignation on November 8, 2013)). In February 2014, Mr. Jacobson was appointed to the Nominating and Corporate Governance Committee. Mr. Markley is Chairman of the Committee. All members of the Nominating and Governance Committee were determined by the board in 2013 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee met two times in 2013 and executed one unanimous consent in lieu of a meeting.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code 162(m) for deductibility. In 2013, the Section 162(m) Committee was comprised of Messrs. Jacobson and Markley (for a portion of the year), replaced by Messrs. Conn and Zinterhofer (also for a portion of the year). In 2013, this committee executed two unanimous consents in lieu of a meeting.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions referred to it by the board, in consultation with the Company’s legal and financial advisors. The Finance Committee in 2013 consisted of Mr. Merritt and Messrs. Lee and Parker (for a portion of the year) replaced by Messrs. Maffei and Zinterhofer (also for a portion of the year). The Finance Committee met two times during the year.

From time to time, the board may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees in 2013.

The Company’s Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the ten current directors are independent. The Committee has specifically determined that Messrs. Conn, Huseby, Jacobson, Markley, Merritt, Nair and Zinterhofer are independent directors under NASDAQ rules. The Committee also determined that Messrs. Maffei and Malone are independent under the NASDAQ rules; however, their status or relationship with an affiliate of the Company prohibits an independence finding under SEC rules for Audit Committee membership purposes. The Committee further determined that Messrs. Maffei and Malone’s status or relationship with an affiliate of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the President and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board members to be considered by the Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. Candidates should include diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

Pursuant to the Stockholder’s Agreement dated March 19, 2013 (the “Liberty Media Stockholder’s Agreement”) between Charter and Liberty Media Corporation (“Liberty Media”), Liberty Media was provided with the right to designate four directors to our board of directors at closing. At closing, on May 1, 2013, the board of directors appointed John C. Malone, Chairman of the Board of Liberty Media, Gregory B. Maffei, President and Chief Executive Officer of Liberty Media, Balan Nair, Executive Vice President and Chief Technology Officer of Liberty Global, Inc. and Michael P. Huseby, Chief Executive Officer of Barnes & Noble, Inc. Subject to Liberty Media’s continued ownership level in Charter, the Liberty Media Stockholder’s Agreement also provides that Liberty can designate up to four directors as nominees for election to Charter’s board at least through Charter’s 2015 annual meeting of stockholders and that up to one of these individuals may serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, the board appointed Mr. Malone to serve on the Nominating and Corporate Governance Committee, Mr. Maffei to serve on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby to serve on the Audit Committee.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2015 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals not personally known by the current board members.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, as a non-executive officer, provides guidance to the CEO and presides over meetings of the full board. We could decide to combine these positions in the future.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis. The Audit Committee meets regularly with members of management in executive session, as well as with the General Counsel, the Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the corporate guidelines and determining director independence.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

2013 Director Compensation

The non-employee director compensation package in effect for 2013 included an annual retainer of $90,000 in cash in effect for the first quarter and a portion of the second. The annual retainer was increased to $100,000 in cash which took effect in the second quarter and continuing in effect for the remainder of 2013. The package also included an annual award of $130,000 in restricted stock for all non-employee directors (except the chairman of the board) and an annual award of $280,000 in restricted stock for the chairman of the board. In addition, in 2013, the board of directors approved an option for non-employee directors to elect to receive equity in lieu of their annual cash retainer. Mr. Jacobson was the only director that elected this option for 2013. In addition to these annual retainers, under the non-employee director compensation plan, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the chair of the Nominating and Corporate Governance Committee receives $10,000 per year. Each Audit Committee member (including the chair) receives $20,000 per year, each Compensation and Benefits Committee member (including the chair) receives $15,000 per year, each Finance Committee member receives $15,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $10,000 per year.

Messrs. Glatt and Parker (as to Apollo Management, L.P.) and Messrs. Karsh and Lee (as to Oaktree Capital Management, L.P.), who each served until their resignations on May 1, 2013, and Mr. Marcus (as to Crestview Partners, L.P.), who served until his resignation on November 8, 2013, each requested that all cash compensation they received for their participation on Charter’s board of directors or committees of the board be paid directly to their respective employers in accordance with their internal policies. In accordance with the Liberty Media Stockholder’s Agreement, Messrs. Maffei and Malone do not receive any cash or equity compensation in connection with their respective board or committee service.

Directors who are employees also do not receive additional compensation for board participation. Mr. Rutledge, Charter’s President, CEO and board member, was the only current director who was also an employee during 2013.

The following table sets forth information regarding the compensation to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	121,610	129,914	251,524
Darren Glatt(3)	50,000	—	50,000
Michael P. Huseby	80,054	129,914	209,968
Craig Jacobson	56,589	229,886	286,475
Bruce Karsh(3)	55,000	—	55,000
Edgar Lee(3)	57,500	—	57,500
Gregory B. Maffei(5)	—	—	—
Jeffrey Marcus(3)(4)	109,528	—	109,528
John D. Markley, Jr.	125,062	129,914	254,976
John C. Malone(5)	—	—	—
David Merritt	151,610	129,914	281,524
Balan Nair	66,712	129,914	196,626
Stan Parker(3)	52,500	—	52,500
Eric Zinterhofer	117,949	279,946	397,895

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. All directors received the annual retainer for 2013; however the retainer was pro-rated in the third quarter of 2013 to reflect the increase to the retainer that was approved and made effective in the second quarter. In addition, the annual retainers for Messrs. Glatt, Huseby, Karsh, Lee, Marcus, Nair and Parker are reduced to reflect their respective partial years of service on the board and its committees in 2013. In addition to the annual retainer of $96,610, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee Chair and $15,000 for his service as a member of the Compensation and Benefits Committee. In addition to the annual retainer of $45,000, Mr. Glatt received $5,000 for his service as a member of the Nominating and Governance Committee in the first quarter and a portion of the second. In addition to the annual retainer of $70,054, Mr. Huseby received $10,000 for his service as a member of the Audit Committee in a portion of the second and the third and fourth quarters. In addition to the annual retainer of $45,000 in cash, Mr. Jacobson elected to receive his annual retainer in equity (see Footnote 2 for further information). That election is effective to cover Mr. Jacobson’s annual retainer from April 30, 2013 through April 29, 2014. Further, Mr. Jacobson received cash compensation for his service on the Audit Committee during the first, second and a portion of the third quarter equal to $11,589. In addition to the annual retainer of $45,000, Mr. Karsh received $5,000 for his service as chair of the Nominating and Governance Committee and $5,000 for his services as a member of that committee during the first and a portion of the second quarter. In addition to his annual retainer of $45,000, Mr. Lee received $5,000 for his service on the Nominating and Governance Committee during the first and a portion of the second quarter and $7,500 for his service on the Finance Committee for the first and a portion of the second quarter. In addition to his annual retainer of $96,610, Mr. Marcus received $8,692 for his service on the Compensation and Benefits Committee during the first, second and a portion of the third quarter and received $4,226 for his service on the Nominating and Corporate Governance Committee during a portion of the third quarter and the fourth quarter. In addition to the annual retainer of $96,610, Mr. Markley received $20,000 for his service on the Audit Committee and received $4,226 for his service as chair of the Nominating and Corporate Governance Committee and $4,226 for his service on the Nominating and Corporate Governance Committee all during a portion of the third quarter and the fourth. In addition to the annual retainer of $96,610, Mr. Merritt received $20,000 for his service as chair of the Audit Committee as well as $20,000 for his service as a member of that committee and $15,000 for his service on the Finance Committee. Mr. Nair received his annual retainer of $66,712 and did not serve on any committees during 2013. In addition to his annual retainer of $45,000, Mr. Parker received $7,500 for his service on the Finance Committee during the first and a portion of the second quarter. In addition to the annual retainer of $96,610, Mr. Zinterhofer received $15,000 for his service on the Compensation and Benefits Committee and $6,339 for his service on the Finance Committee during a portion of the third quarter and the fourth.

(2)

Amounts attributed to the annual equity retainer restricted stock grant for all directors (except the Chairman of the Board) vesting one year after the date of grant (May 1, 2014), with a fair value on the date of grant (May 1, 2013) of $129,914 (and $279,946 for the Chairman of the Board also vesting May 1, 2014). As to the equity in lieu of cash retainer stock grant for Mr. Jacobson vesting one year after the date of grant (May 10, 2014), amount attributable to a fair value on the date of grant (May 10, 2013) of $99,972. Mr. Jacobson’s grant will vest one year after the date of grant (May 10, 2014). The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions with employees (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Messrs. Glatt, Karsh, Lee and Parker each resigned from the board and their respective committees on May 1, 2013. Messrs. Huseby, Maffei, Malone and Nair were elected to replace them. Mr. Marcus resigned from the board and his committee service on November 8, 2013.

(4)	Mr. Marcus received an equity grant on May 1, 2013 with a grant date fair value of $129,914; however, Mr. Marcus’ grant was forfeited and cancelled effective upon his resignation from the board.

(5)

As set forth in more detail above, Messrs. Maffei and Malone did not receive cash or equity compensation in 2013 for their board or committee service pursuant to the Liberty Media Stockholder’s Agreement.

Indemnification

Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

Executive Officers

Our executive officers as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers Positions

Executive Officers	Position

Thomas M. Rutledge	President, Chief Executive Officer and Director
John Bickham	Chief Operating Officer
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
Thomas E. Adams	Executive Vice President, Field Operations
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Affairs
Donald F. Detampel	Executive Vice President and President, Commercial Services
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kathleen Mayo	Executive Vice President, Customer Operations
Scott Weber	Executive Vice President, Network Operations
James M. Heneghan	President, Charter Media
Kevin D. Howard	Senior Vice President — Finance, Controller and Chief Accounting Officer

Information regarding our executive officers, other than Mr. Rutledge who serves as a director, is set forth below.

John Bickham, 64, Chief Operating Officer.    Mr. Bickham joined Charter as Executive Vice President and Chief Operating Officer on April 30, 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision Systems Corporation (“Cablevision”) where he was employed from 2004 through November 2011. Mr. Bickham serves on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

Christopher L. Winfrey, 38, Executive Vice President and Chief Financial Officer.    Mr. Winfrey joined Charter as Executive Vice President and Chief Financial Officer on November 1, 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his M.B.A. from the University of Florida.

Thomas E. Adams, 59, Executive Vice President, Field Operations.    Mr. Adams joined Charter as Executive Vice President, Field Operations on October 1, 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 28, 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

James Blackley, 58, Executive Vice President, Engineering and Information Technology.    Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology on October 15, 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision, where he was employed from 1996 through May 2012.

Catherine C. Bohigian, 41, Executive Vice President, Government Affairs.    Ms. Bohigian joined Charter as Executive Vice President, Government Affairs on July 8, 2013. Prior to joining Charter, Ms. Bohigian served as Senior Vice President, Federal Affairs for Cablevision where she was employed from September 2008 through June 2013. Prior to Cablevision from September 2001 to September 2008, Ms. Bohigian worked for the Federal Communications Commission (“FCC”) in various capacities, including Senior Advisor to then-Chairman of the FCC, Kevin Martin. Ms. Bohigian received a B.A. degree from Duke University and a J.D. degree from Harvard Law School.

Donald F. Detampel, 58, Executive Vice President and President, Commercial Services.    Mr. Detampel joined Charter as Executive Vice President and President, Commercial Services in October 2010. Prior to joining Charter, Mr. Detampel served as Senior Vice President, Business Services at Comcast Corporation from March 2010 through August 2010. Prior to that, Mr. Detampel served as an Executive Chairman and director of New Global Telecom, Inc. from May 2008 through February 2010. Mr. Detampel received B.S. degrees, magna cum laude, in mathematics and physics, from St. Norbert College.

Richard R. Dykhouse, 50, Executive Vice President, General Counsel and Corporate Secretary.    Mr. Dykhouse has served in his current position since February 2013 having previously been a Senior Vice President, General Counsel since 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, a M.B.A. from Indiana University and a J.D. degree from Indiana University School of Law — Indianapolis.

Jonathan Hargis, 57, Executive Vice President and Chief Marketing Officer.    Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer on April 9, 2012. Prior to joining Charter, Mr. Hargis was with Cablevision from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. He served on the board of the CTAM from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University.

Kathleen Mayo, 55, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations on September 17, 2012. Prior to joining Charter, Ms. Mayo joined Cablevision in 1997 and most recently served as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and a M.B.A. at Temple University.

Scott Weber, 58, Executive Vice President, Network Operations.    Mr. Weber joined Charter as Executive Vice President, Network Operations on June 18, 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision from January 2007 through January 2012. Mr. Weber is a member of Society of Cable Telecommunications Engineers (“SCTE”), Institute of Electrical and Electronics Engineers (“IEEE”) and American Radio Relay League (“ARRL”).

James M. Heneghan, 55, President, Charter Media.    Mr. Heneghan has served in his position since July 2010. Prior to his promotion, he served as Senior Vice President of Advertising Sales, Senior Vice President of Marketing and Advertising Sales, Vice President of Charter Media and Vice President of Advertising Sales of the Western Operating Division during his tenure at Charter which began in March 2001. Mr. Heneghan earned a Bachelor’s degree in Economics and Political Science from Bucknell University.

Kevin D. Howard, 44, Senior Vice President — Finance, Controller and Chief Accounting Officer.    Mr. Howard has served in his position as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2013, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. Mr. Zinterhofer served as the non-executive Chairman of the board in 2013.

During 2013: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

ERIC ZINTERHOFER

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers (who are our Chief Executive Officer (“CEO”), Chief Financial Officer, and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

2013 Highlights

The Compensation and Benefits Committee maintained its 2012 approach to base salary, annual incentives and long-term incentives during 2013. The following decisions were made:

•	Base salaries were not changed for our Named Executive Officers, with the exception of one change to reflect Mr. Dykhouse’s promotion to Executive Vice President.

•	The structure of the annual incentive was unchanged from 2012 to 2013. Payout for corporate performance ranged from 0% to 150% depending on the Named Executive Officer’s weighting of their metrics.

•

Since the long-term equity incentive program was adopted in 2011 to cover the 2011 to 2013 time period, no equity grants were made to Named Executive Officers except in the case of new hires or promotions; specifically, equity awards were made to the following Named Executive Officers in 2013: Ms. Bohigian received Restricted Stock Unit, Time-Vesting Option and Performance-Vesting Option awards in connection with execution of her employment agreement and Mr. Dykhouse received a Performance-Vesting Option award in connection with his promotion.

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our board of directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Our CEO annually reviews the performance of each of the other Named Executive Officers. He recommends to the Compensation and Benefits Committee salary adjustments, annual cash bonuses and equity incentive compensation applying specific performance metrics that have been approved by the Compensation and Benefits Committee at the beginning of each year for the other Named Executive Officers. The Compensation and Benefits Committee has regularly requested the CEO to be present at Compensation and Benefits Committee meetings where executive compensation and Charter and individual performance are discussed and evaluated although the Compensation and Benefits Committee regularly meets in executive session to consider these matters. The CEO is invited for the purpose of providing insight or suggestions regarding executive performance objectives and/or achievements, and the overall competitiveness and effectiveness of our executive compensation program. Although the Compensation and Benefits Committee considers the CEO’s recommendations along with analysis provided by the Compensation and Benefits Committee’s compensation consultants, it retains full discretion to set all compensation for our Named Executive Officers, except that the Compensation and Benefits Committee’s recommendations for the CEO’s compensation goes before Charter’s full board of directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Compensation Consultant

The Compensation and Benefits Committee has the authority under its Charter to directly engage the services of a compensation consultant(s) or other advisors. Semler Brossy Consulting Group, LLC (“Semler Brossy”) was retained directly by the Compensation and Benefits Committee to serve as the Committee’s compensation consultant. In carrying out its assignments, Semler Brossy also interacted with management when necessary and appropriate. Semler Brossy may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation and Benefits Committee in order to confirm alignment with our business strategy and identify data questions or other similar issues, if any. During the year ended December 31, 2013, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Compensation and Benefits Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to competitive markets; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards.

The Compensation and Benefits Committee has determined that there was no conflict of interest between the compensation consultant and the Compensation and Benefits Committee during the year ended December 31, 2013. In reaching this conclusion, consistent with its charter, the Compensation and Benefits Committee considered the factors set forth in NASDAQ Rule 5605(d)(3) regarding compensation advisor independence.

Compensation Philosophy and Objectives

The Compensation and Benefits Committee believes that attracting and retaining well-qualified executives is a top priority. The Compensation and Benefits Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to ensure that our compensation programs are competitive with executive pay levels within the cable, telecommunications, and other related industries that define our competitive labor markets. We seek to uphold this philosophy through attainment of the following objectives:

Pay-for-Performance.    We seek to ensure that the amount of compensation for each Named Executive Officer is reflective of the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included revenue, Adjusted EBITDA, operating cash flow, operational improvements, capital management, customer satisfaction, and/or such other metrics as the Compensation and Benefits Committee shall determine is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance in prior years. Compensation payable pursuant to our annual Executive Bonus Plan and our Long-Term Incentive Program is dependent on our performance.

Alignment.    We seek to align the interests of the Named Executive Officers with those of our investors by evaluating executive performance on the basis of the financial measurements noted above, which we believe closely correlate to long-term stakeholder value creation. The annual cash bonus and long-term incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short-and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over the relevant periods. This rewards executives for performance that enhances our financial strength and stakeholder value.

Retention.    We recognize that a key element to our success is our ability to retain a team of highly-qualified executives who can provide the leadership necessary to successfully execute our short-and long-term business strategies. We also recognize that, because of their qualifications, our senior executives are often presented with other professional opportunities, potentially ones at higher compensation levels. It is often difficult to retain talented management. Our retention strategy faces additional challenges in that the skills of our current management team are attractive to many companies inside and outside of the cable industry. The following programs underscore our focus on retention.

Compensation Peer Group

The Compensation and Benefits Committee examines the Company’s peer group on an annual basis. In order to be included in our compensation peer group, a company generally must be a publicly traded company within the United States and one of the following: (i) a cable, satellite or telecommunications industry company; or (ii) a telecommunications company with revenues of between one-third to three times our size.

Based on these factors, the Compensation and Benefits Committee reviewed our compensation peer group and made no modifications other than due to merger/acquisition activity. The current compensation peer group is:

Compensation Peer Group

BCE Inc. Cablevision Systems Corp. CenturyLink Inc. Comcast Corporation The DIRECTV Group, Inc. Frontier Communications Corp. Leap Wireless International Inc.	Liberty Global, Inc. MetroPCS Communications Inc. Telephone and Data Systems Inc. TELUS Corp. Time Warner Cable Inc. Windstream Corp.

Pay Levels and Pay Mix

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for peers within Charter, pay levels in the marketplace for similar positions, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits.

To entice the current CEO and Chief Operating Officer (“COO”), two cable industry veterans, to our Company, the Committee structured pay packages that were somewhat above the median of the cable companies in our peer group. A significant portion of their equity packages, however, were tied to a substantial improvement in the company’s stock price. These equity awards only have value to the CEO and COO if substantial value is delivered to stockholders. In establishing compensation levels for the leadership team below the CEO/COO level (leadership team is comprised of executives who report to either the CEO or COO), the Committee takes into consideration that the key competitors for talent within the cable and satellite industry generally are much larger companies than Charter. However, Charter also believes that it is strategically important to retain a leadership team that is as skilled or more skilled than any leadership team in the industry. To meet this challenge, the Committee provides a higher than competitive long-term incentive program with a sizable portion of currently outstanding grants tied to achievement of stock price targets that go up to 100% above the stock price at time of grant. Total cash compensation, with some variation by role, is managed closely to the median of the peer group. Overall, the annualized value of the compensation package is comparable to cable and satellite industry peers. This strategy has resulted in a compensation package heavily weighted towards equity programs. The Committee believes it is appropriate to position equity programs aggressively since these programs will only have material value if value is created for the stockholders.

Elements Used to Achieve Compensation Objectives

The main components of our compensation program include:

•

Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance designed to provide a base level of compensation stability on an annual basis;

•	Bonus Plans — variable performance-based pay designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary;

•

Long-Term Incentives — equity awards which historically included stock options, restricted share units and restricted shares, often incorporating vesting requirements that require achievement of targeted stock prices, designed to motivate long-term performance and align executive interests with those of our stockholders; and

•	Special Compensation Programs — cash and equity programs targeted at executives in critical positions designed to incentivize performance and encourage long-term retention.

Details of Each Compensation Element

(1) Base Salary

Base salaries are set with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The base salary levels for executives, and any changes in those salary levels, are reviewed each year by the Compensation and Benefits Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then-current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets. Base salaries are reviewed and adjusted to account for: (a) market-competitive increases, (b) individual impact on and contributions to the business performance and company goals, (c) salary increases to align certain levels of responsibility; and (d) company-wide total salary increases. As set forth above, Mr. Dykhouse was the only Named Executive Officer that received a base salary increase in 2013 due to his promotion to the Executive Vice President level and generally consistent with other executive vice president level salaries.

There is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Compensation and Benefits Committee’s judgment. Although salaries are generally targeted at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Compensation and Benefits Committee may also take into account historical compensation, potential as a key contributor as well as special recruiting/retention situations in setting salaries for individual executives above or below the market median. Consistent with our pay philosophy, salary increases are not automatic or the same for each individual, taking into consideration the factors set forth above. Based upon data provided by Semler Brossy, base salaries for our Named Executive Officers are generally at median competitive levels.

(2) Bonus Plans

2013 Executive Bonus Plan

In 2013, bonuses for the Named Executive Officers under the Executive Bonus Plan were determined based on Charter’s (or, if applicable, an employee’s particular operating group’s) performance during 2013 measured against four performance measures. These measures were: total revenue, adjusted EBITDA, service metrics and capital management. Potential payouts under the 2013 Executive Bonus Plan ranged from 0% to 150% of target bonus amounts. Target bonus amounts for our Named Executive Officers ranged from 75% to 175% of 2013 base salary, subject to terms and provisions of the applicable employment agreements (see “Employment Agreements”).

On February 18, 2014, the Compensation and Benefits Committee determined that Charter’s 2013 performance against the performance measures resulted in bonuses payable to Named Executive Officers in the amount equal to 63.80% of such officer’s targeted bonus. The 63.80% of targeted bonuses is based on achievement of each of the 2013 Charter performance measures with reference to the performance goal and weight assigned to each as determined by the Compensation and Benefits Committee in reference to Charter’s business plan and business goals.

The Charter total revenue measure accounted for 30% of the total bonus and was targeted for $545M growth for 2013. Charter total revenue growth in 2013 for the purposes of the executive bonus plan was $381M, resulting in 57.66% attainment of this measure. The Charter adjusted EBITDA measure accounted for 35% of the total bonus and was targeted for $156M growth for 2013. Charter adjusted EBITDA growth in 2013 for the purposes of the executive bonus plan was $74M, resulting in 24.07% attainment of this measure. Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt and other operating expenses, such as special charges and loss on sale or retirement of assets. The Charter service metrics measure accounted for 25% of the total bonus. The Charter Service metrics measure was comprised of truck roll service calls, repeat truck roll service calls, average speed to answer for sales/retention and billing/repair calls, and the average monthly customer churn. The individual service metrics were chosen by management in consultation with the Compensation and Benefits Committee taking into account Charter’s history and business plan as well as customer service goals within our business plan. Performance targets were set for each of the Charter service metrics at levels expected by management and the Committee to drive anticipated achievement of those business plan goals. Attainment of the Charter service metrics was 96.3% due to exceeding plan with regard to truck roll service call measurements as well as average speed to answer calls, offset by higher involuntary customer churn, including non-pay and moving-related churn. The Charter capital management measure accounted for 10% of the total bonus and was based on a discretionary assessment by our CEO based on capital expense performance criteria. In making his determination of achievement of the capital management metric, the CEO considers a quantitative evaluation of performance against budget and a qualitative evaluation of capital spend including the cost reductions in Customer-Premises Equipment (“CPE”) and the progress of the digital transition and product development. The CEO’s determination as to achievement of the capital management metric applied equally across all plan participants. 2013 Executive Bonus Plan payments to our Named Executive Officers are reported in the Non-Equity Incentive Plan compensation column of the Summary Compensation Table due to plan payments being based on the achievement of established and disclosed performance targets together with a discretionary component for capital management, that, as set forth above, was determined based on further performance capital expense achievement criteria.

The Compensation and Benefits Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations. The CEO is authorized by the Compensation and Benefits Committee to make discretionary bonus awards of up to 5% of the projected payout. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to the annual bonus plan. For 2013, none of the Named Executive Officers participated in this 5% discretionary allocation.

(3) Long-Term Incentives

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stakeholders, and incentivize and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. While the size of the award is ultimately left to the Compensation and Benefits Committee discretion, grant levels are generally targeted at the median to top quartile of competitive levels.

The 2009 Stock Incentive Plan (the “Stock Incentive Plan”) provides for the potential grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock as each term is defined in the Stock Incentive Plan and in the discretion of the Compensation and Benefits Committee. Unless terminated sooner, the Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan. In November 2009, 3,848,393 shares were included in the Stock Incentive Plan and on December 16, 2009, the board of directors approved the inclusion of another 3,848,393 shares. On February 20, 2013, the board of directors approved an amendment to the Stock Incentive Plan to add 6,000,000 shares, which increase was approved by the Company’s stockholders at the 2013 annual stockholders’ meeting.

As of December 31, 2013, 7,378,794 shares remained available for future grants under the Stock Incentive Plan. As of December 31, 2013, there were 362 participants in the Stock Incentive Plan. See the “Summary Compensation Table” below for the awards received by our Named Executive Officers.

The Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Stock Incentive Plan authorizes repricing, no repricing has occurred under the plan to date.

On April 26, 2011, the Board of Directors adopted the 2011-2013 Long Term Incentive Plan (the “LTIP”). The LTIP provides that awards made in 2011 were to cover LTIP years 2011-2013 and that no further grants would be made absent one-time circumstances; such as new employment agreements, relocation incentives and promotions. The amount and type of incentive compensation granted under the LTIP is based upon our overall strategic, operational and financial performance and reflects the participant’s expected contributions to our future success. Grants to Named Executive Officers under the Stock Incentive Plan have included awards of time-vesting stock options, time-vesting restricted stock, performance-vesting options, performance-vesting restricted stock and restricted stock units described as follows:

Time-Vesting Stock Options.    Time-vesting stock option grant agreements with our Named Executive Officers involve the grant of options to purchase shares of the Company’s Class A common stock on each vesting date generally divided into a third or a fourth with each such portion of a grant vesting and becoming exercisable in four equal installments on each of the first four anniversaries of certain specified dates, such as a new employee’s hire date. Grants of certain options made in 2012 to non-Named Executive Officers provided for two tranches of options vesting over a longer period of time. Grants in 2011 were made in three tranches and also provided for longer vesting. A time-vesting option grant was made to Ms. Bohigian in 2013 in connection with the execution of her employment agreement. Her grant provides for vesting of the time-vesting options in four equal installments on the anniversary date of her grant. Messrs. Rutledge, Bickham, Winfrey and Dykhouse were previously granted time-vesting options under the LTIP in 2011 (as to Messrs. Rutledge, Winfrey and Dykhouse) and in 2012 (as to Mr. Bickham).

Performance-Vesting Stock Options.    Performance-vesting stock option grant agreements concern the grant of options to purchase shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to occurrence of achievement of set stock price thresholds. Achievement of the applicable stock price thresholds are measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ for any sixty consecutive trading days commencing before, on or after the specified dates in the grantee’s option agreement, as applicable. By way of example, grants made on April 26, 2011 (such as to Mr. Winfrey) vest as follows: one-third of each of three tranches will vest and become exercisable upon the first occurrence of shares achieving a stock price threshold of $60 per share; one-third at a stock price threshold of $80 per share; and one-third at $100 per share. Mr. Rutledge’s performance-vesting option agreement provides that his options vest in five tranches, with additional threshold prices at $125 and $150. Mr. Bickham’s performance-vesting options vest in four tranches at $80, $100 and also include the additional thresholds of $125 and $150. Mr. Dykhouse’s 2013 grant of performance-vesting options have vesting thresholds of $85 and $105 per share. Ms. Bohigian’s 2013 grant of performance-vesting options have a single vesting threshold of $130 per share. Grants of performance-vesting options are limited to our president and chief executive officer, and to executive vice president and president-level executives. Total amounts granted were determined by the Compensation and Benefits Committee by examining a multitude of factors including an evaluation of the accounting grant value of the total award and by verifying that the total value of the grant, when evaluated on an annualized basis, was consistent with the awards at median. Further, the Compensation and Benefits Committee evaluated the potential value of the grant at the price hurdles of $60, $80, $100, $125 and $150, and subjectively determined that the value delivered to each participant was compelling, was sufficiently large to balance the shorter-term focus of the annual incentive plan and would serve to retain the executives during this time period. Performance-vesting option grants have been made to all of our Named Executive Officers.

Time-Vesting Restricted Stock.    The grant agreements for time-vesting restricted stock provide that the grantee may receive shares of the Company’s Class A common stock on a straight vesting schedule with the grant vesting in 25% installments on each of the four anniversaries of the applicable grant or effective date. Grants of time-vesting restricted stock were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with the execution of their respective employment agreements. No other Named Executive Officers received time-vesting restricted stock agreements.

Performance-Vesting Restricted Stock.    The grant agreements for performance-vesting restricted stock provide that the grantee may receive shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to the occurrence of achievement of set stock price thresholds similar to the performance-vesting stock options as described above. Grants of performance-vesting stock options were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with execution of their respective employment agreements. Mr. Rutledge’s restricted stock was granted in three tranches with thresholds at $60, $80 and $100 and Mr. Bickham’s restricted stock was granted in two tranches with thresholds at $80 and $100. No other Named Executive Officers received performance-vesting restricted stock agreements.

Restricted Stock Units.    The grant agreements for restricted stock units (“RSUs”) provide that the grantee may receive one share of the Company’s Class A common stock for each RSU following vesting. The grants are generally subject to a straight vesting schedule with the grant vesting in equal parts on each date specified in the executive’s grant agreement. Grant of restricted stock units to Named Executive Officers were made as follows: in 2011 to Mr. Dykhouse in connection with the April 26, 2011 grants to executive officers; in 2012 to Mr. Winfrey in connection his relocation; and in 2013 to Ms. Bohigian in connection with her employment agreement. Messrs. Rutledge and Bickham did not receive RSU grants in 2013 or prior years.

2014 Long-Term Incentive Plan.    After evaluating the competitive practices of large cable companies, the Company reverted back to the practice of making annual grants to our executives and rolled out a new long term incentive plan in 2014. The new program is designed to retain and attract our executive employees with an industry-competitive level of equity compensation. Effective January 15, 2014, the Company adopted new forms of award agreements for grants of stock options and restricted stock units under the Stock Incentive Plan. The new award agreements contain terms similar to previous agreements, with the following changes, among others: all awards to all participants vest 100% three years following the grant date and the new award agreements expand the circumstances under which awards will pro-rata vest on termination of the award holder’s employment. Also effective January 15, 2014, the Company revised certain outstanding forms of award agreements, including to those of the Named Executive Officers, for grants of stock options and restricted stock units under the Plan so that the vesting upon termination of employment provisions will be consistent with those under the new agreements.

Timing of Equity Grants

We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

Grants of options, if made, have an exercise price equal to the average of the high and low stock price on the date of grant.

(4) Special Compensation Programs

Relocation Package

On June 4, 2012, the Company announced its intention to open an office in the New York Metropolitan area to house a limited number of senior executives. On July 26, 2012, the Compensation and Benefits Committee approved a relocation package for certain key members of management including Named Executive Officers,

Messrs. Winfrey and Dykhouse, designed to incentivize those key members to relocate. The relocation package that was accepted by Mr. Winfrey in 2012 and Mr. Dykhouse in 2013 included: a relocation incentive payment equal to $250,000 subject to a two year claw-back in the event of a voluntary or for-cause termination; protection for loss on sale of their homes; home purchase assistance; moving assistance; and temporary living assistance. In connection with his relocation, Mr. Winfrey also received an amended and restated employment agreement and 6,600 restricted stock units, vesting in three tranches over a thirty month period. For further details regarding the relocation incentive payment two-year claw-back, please see the Section titled “Separation and Related Arrangements.”

Other Compensation Elements

The Named Executive Officers participate in all other benefit programs offered to all employees generally.

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the report from the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultants.

Stockholder Vote on Say on Pay

At the Company’s 2011 Annual Stockholders’ Meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on Executive Compensation. As the board of directors had recommended, the stockholders approved the 2011 Executive Compensation and voted to hold an advisory vote on Executive Compensation every three years. The Compensation and Benefits Committee agreed with the advisory votes. The advisory vote on executive compensation is included with this year’s 2014 proxy statement as Proposal No. 2.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Benefits Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our Stock Incentive Plan are subject to the approval of the Compensation and Benefits Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of restricted stock and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap. However, the Executive Bonus Plan is structured to comply with Section 162(m) to obtain all allowable deductions. Attainment of 2013 targets under the Executive Bonus Plan was approved by the 162(m) Committee of the board.

When determining amounts and forms of compensation grants to executives and employees, the Compensation and Benefits Committee considers the accounting cost associated with the grants. We account for stock-based compensation in accordance with accounting standards regarding stock compensation which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under this accounting guidance, grants of stock options, restricted stock, restricted stock units, and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued on the date of the grant and is amortized over the requisite service period, or vesting period of the instruments. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value of the option on the date of the grant, estimated using the Black-Scholes option-pricing model, times the number of options granted. For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations, times the number of stock options or shares of restricted stock granted. The grant date weighted average assumptions used during each of the years ended December 31, 2013 and 2012 were: risk-free interest rate of 1.5%; expected volatility of 37.8% and 38.4%, respectively; expected lives of 6.3 years and cost of equity of 16.2%

The valuations assume no dividends are paid. Dollar values included in the “Non-Employee Director Compensation Table” and the “Summary Compensation Table” represent the aggregate fair value of all awards granted in 2013 and in prior years.

Stock Ownership Guidelines and Hedging Policy

The Compensation and Benefits Committee has not formally adopted stock ownership guidelines for the Named Executive Officers. The Committee believes that the structure of the equity award to the Named Executive Officers, with vesting contingent on achieving stock price hurdles set at varying levels up to and including $150 per share closely aligns the economic interests of the Named Executive Officers with the stockholders, precludes the necessity for stock ownership guidelines.

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging Company securities.

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers that were named as such during the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge President and Chief Executive Officer	2013	1,999,999	—	—	—	2,232,965	249,849	4,482,813
	2012	1,756,307	—	—	—	3,301,679	971,328	6,029,314

Christopher L. Winfrey Executive Vice President and Chief Financial Officer	2013	566,500	—	—	—	271,066	10,556	848,122
	2012	561,423	250,000	522,390	—	448,858	442,534	2,225,205
	2011	534,616	40,000	—	6,423,796	368,083	48,333	7,414,828
John Bickham Chief Operating Officer	2013	1,375,001	—	—	—	1,184,269	211,338	2,770,608
	2012	872,597	—	12,702,430	4,786,200	1,333,632	403,405	20,098,264
Catherine C. Bohigian Executive Vice President, Government Affairs	2013	176,923	75,000	1,285,300	1,580,150	92,814	55,264	3,265,451

Richard R. Dykhouse Executive Vice President, General Counsel and Corporate Secretary	2013	397,475	250,000	—	1,265,580	191,827	313,911	2,418,793

(1)

Amounts reported in this column include discretionary and retention bonuses received by the Named Executive Officer, if any, for the applicable fiscal years ended December 31 set forth opposite the executive’s name and position. For 2013: Ms. Bohigian received a sign-on bonus of $75,000 in connection with execution of her employment agreement and Mr. Dykhouse received a relocation incentive payment of $250,000.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants, if any, to each Named Executive Officer during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the closing stock price on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Amounts reported in this column were calculated in accordance with accounting guidance regarding stock compensation and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)

The amounts reported under this column include Bonus Plan payments for each Named Executive Officer. The following bonus plan payments were made under the 2013 Executive Bonus Program: Mr. Rutledge — $2,232,965; Mr. Winfrey — $271,066; Mr. Bickham — $1,184,269; Ms. Bohigian — $92,814; and Mr. Dykhouse — $191,827.

(5)	The following table identifies the perquisites and personal benefits received by the Named Executive Officers:

Name	Year	Personal Use of Corporate Airplane ($)(6)	401(k) Matching Contributions ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(7)
Thomas M. Rutledge	2013	246,658	—	1,110	2,081	—
	2012	887,796	—	896	1,680	80,956
Christopher L. Winfrey	2013	—	7,365	1,110	2,081	—
	2012	—	4,694	1,110	2,081	434,649
	2011	—	3,664	1,110	2,081	41,478
John Bickham	2013	208,147	—	1,110	2,081	—
	2012	377,485	—	640	1,200	24,080
Catherine C. Bohigian	2013	—	3,462	—	—	51,802
Richard R. Dykhouse	2013	—	7,365	1,099	2,060	303,387

(6)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge and Bickham are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year, without carryover, in accordance with their respective employment agreements. Amounts reported above for Messrs Rutledge and Bickham are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. Because the company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Amounts reported in the table above for 2012 also include costs related to Messrs. Rutledge and Bickham commuting from the New York metropolitan area to St. Louis prior to the company moving its headquarters to Connecticut.

(7)

Amounts reported for 2013 include a $51,802 gross up of Ms. Bohigian’s signing bonus reported in Footnote 1 above to cover taxes on the bonus and also include relocation benefits for Mr. Dykhouse of $303,387 which amount includes relocation costs, home price protection and a tax gross up amount – see “Special Compensation Programs” in the Compensation Discussion and Analysis for further information on the Company’s Relocation Program.

2013 Grants of Plan Based Awards

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Thomas M. Rutledge	—	—	3,500,000	5,250,000	—	—	—	—
Christopher L. Winfrey	—	—	424,875	637,313	—	—	—	—
John Bickham	—	—	1,856,250	2,784,375	—	—	—	—
Catherine C. Bohigian	—	—	145,479	218,219	—	—	—	—
	07/08/2013	—	—	—	10,000	—	—	1,285,300
	07/08/2013	—	—	—	—	40,000	128.530	1,580,150
Richard R. Dykhouse	—	—	300,674	451,011	—	—	—	—
	02/20/2013	—	—	—	—	36,000	78.835	1,265,580

(1)	During 2013, grants of restricted stock units and stock options were made to certain officers in connection with execution of an employment agreement (Ms. Bohigian) or promotion (Mr. Dykhouse).

(2)

These columns show the range of payouts under the 2013 Executive Bonus Plan based on the applicable 2013 performance criteria. These payments were made in 2014 for 2013 performance based on the metrics described in the section titled “2013 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2009 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as time-vesting and performance-vesting options and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our Named Executive Officers that remained outstanding as of December 31, 2013.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Thomas M. Rutledge	50,000	(2)	150,000	(2)	—		53.60	12/19/2021		—		—	—		—
	83,975	(3)	—		362,825	(3)	53.60	12/19/2021	(4)
	—		—		—		—	—		228,750	(5)	31,283,850	—		—
	—		—		—		—	—		—		—	230,026	(6)	31,458,356
Christopher L. Winfrey	32,291	(2)	45,209	(2)	—		55.12	04/26/2021		—		—	—		—
	180,833	(3)	—		—		55.12	04/26/2021		—		—	—		—
	67,500	(7)	22,500	(7)	—		32.70	11/01/2020		—		—	—		—
	—		—		—		—	—					—		—
	—		—		—		—	—		4,400	(8)	601,744	—		—
John Bickham	17,500	(2)	52,500	(2)	—		60.46	04/30/2022		—		—	—		—
	28,750	(3)	—		111,250	(3)	60.46	04/30/2022	(9)	—		—	—		—
	—		—		—		—	—		75,000	(5)	10,257,000	—		—
	—		—		—		—	—		—		—	99,000	(6)	13,539,240
Catherine C. Bohigian	—		15,000	(2)	—		128.53	07/08/2023		—		—	—		—
	—		—		25,000	(3)	128.53	07/08/2023		—		—	—		—
	—		—		—		—	—		10,000	(8)	1,367,600	—		—
Richard R. Dykhouse	10,416	(2)	14,584	(2)			55.12	04/26/2021		—		—	—		—
	—		—		36,000	(3)	78.84	02/20/2023		—		—	—		—
	5,250	(7)	1,750	(7)	—		35.38	07/27/2020		—		—	—		—
	—		—		—		—	—		6,709	(8)	917,523	—		—

(1)	Based on the closing stock price at December 31, 2013 of $136.76 per share.

(2)

Amounts shown reflect time-vesting options granted to each of the Named Executive Officers. Mr. Rutledge will have 50,000 time-vesting options vest on February 13th of 2014, 2015 and 2016. Mr. Winfrey will have 6,459 time-vesting options vest on April 26th of 2014 and 2015; 6,458 time-vesting options vest on December 31st of 2014 and 2015 and another 6,458 time-vesting options vest on December 31st of 2014 and 2015; and 6,459 time-vesting options vest on December 31, 2016. Mr. Bickham will have 17,500 time-vesting options vest on April 30th of 2014, 2015 and 2016. Ms. Bohigian will have 3,750 time-vesting options vest on July 8th of 2014, 2015, 2016 and 2017. Mr. Dykhouse will have 2,084 time-vesting options vest on April 26th of 2014 and 2015; 2,083 time-vesting options vest on December 31st of 2014 and 2015 and another 2,083 time-vesting options vest on December 31st of 2014 and 2015; and 2,084 time-vesting options vest on December 31, 2016.

(3)

Amounts shown reflect performance-vesting options granted to each of the Named Executive Officers. Grants of performance-vesting options vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. Mr. Rutledge will have 18,750 options capable of vesting subject to the attainment of each of the $60, $80 and $100 price per share price thresholds on or after each February 13th of 2014, 2015 and 2016; Mr. Rutledge will also have 27,725 options capable of vesting subject to the attainment of the $150 price per share threshold and 27,725 options capable of vesting subject to the attainment of each of the $125 and $150 price per share thresholds on or after each February 13th of 2014, 2015 and 2016. All 180,833 options of Mr. Winfrey’s performance-vesting option grant vested on or before December 31, 2013. Mr. Bickham will have 11,250 options capable of vesting subject to the attainment of each of the $80 and $100 price per share price thresholds on or after each April 30th of 2014, 2015 and 2016; Mr. Bickham will also have 6,250 options cable of vesting subject to the attainment of the $150 price per share threshold and 6,250 options capable of vesting subject to the attainment of each of the $125 and $150 price per share thresholds on or after each April 30th of 2014, 2015 and 2016. Ms. Bohigian will have 6,250 options capable of vesting on or after each

July 8th of 2014, 2015, 2016 and 2017 subject to the attainment of the $130 price per share threshold. Mr. Dykhouse will have 4,500 options capable of vesting subject to the attainment of each of the $85 and $105 price per share thresholds on or after each February 20th of 2014, 2015, 2016 and 2017.

(4)

The expiration date for Tranches I ($60 threshold), II ($80 threshold) and III ($100 threshold) of Mr. Rutledge’s performance-vesting stock options is December 19, 2021. For the remaining tranches in Mr. Rutledge’s performance-vesting stock option grant (Tranche IV ($125 threshold) and Tranche V ($150 threshold)), the option expiration date is the later of: (i) the 5th business day following February 13, 2016 (February 19, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before February 13, 2016, the date on which such transaction is consummated or abandoned but in no event not later than December 19, 2021.

(5)

Amounts shown reflect time-vesting restricted stock granted to Messrs. Rutledge and Bickham. Grants of time-vesting restricted stock vest in 25% installments on each of the four anniversaries of the applicable date. Mr. Rutledge will have 76,250 shares vest on each February 13th of 2014, 2015 and 2016. Mr. Bickham will have 25,000 shares vest on each April 30th of 2014, 2015 and 2016.

(6)

Amounts shown reflect performance-vesting restricted stock granted to Messrs. Rutledge and Bickham. Grants of performance-vesting restricted stock vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $60 price per share threshold on or after each February 13th of 2014 and 2015 and 25,559 shares capable of vesting also subject to the attainment of the $60 price per share threshold on or after February 13, 2016. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $80 price per share threshold on or after each February 13th of 2014 and 2015 and 25,559 shares capable of vesting also subject to the attainment of the $80 price per share threshold on or after February 13, 2016. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $100 price per share threshold on or after each February 13th of 2014 and 2015 and 25,560 shares capable of vesting also subject to the attainment of the $100 price per share threshold on or after February 13, 2016. Mr. Bickham will have 16,500 shares capable of vesting subject to the attainment of each of the $80 price per share threshold and the $100 price per share threshold on each April 30th of 2014, 2015 and 2016.

(7)

Amounts shown reflect option awards granted to Messrs. Winfrey and Dykhouse in the year ended December 31, 2010. These option grants vest in equal installments over a four-year period from the grant date. Mr. Winfrey will have 22,500 options vest on November 1, 2014. Mr. Dykhouse will have 1,750 options vest on March 1, 2014.

(8)

Amounts shown reflect restricted stock units granted to Messrs. Winfrey and Dykhouse and Ms. Bohigian. Mr. Winfrey will have 2,200 restricted stock units vest on each February 3rd of 2014 and 2015. Ms. Bohigian will have 2,500 restricted stock units vest on each July 8th of 2014, 2015, 2016 and 2017. Mr. Dykhouse will have 959 restricted stock units vest on each April 26th of 2014 and 2015; 958 restricted stock units vest on each December 31st of 2014 and 2015; and 959 restricted stock units vest on each December 31st of 2014, 2015 and 2016.

(9)

The expiration date for Tranches I ($80 threshold) and II ($100 threshold) of Mr. Bickham’s performance-vesting stock options is April 30, 2022. For the remaining tranches in Mr. Bickham’s performance-vesting stock option grant (Tranche III ($125 threshold) and Tranche IV ($150 threshold)), the option expiration date is the later of: (i) the 185th day following April 30, 2016 (November 1, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before April 30, 2016, the date on which such transaction is consummated or abandoned but in no event not later than April 30, 2022.

2013 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2013 for each of the Company’s Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	—	—	152,924	13,377,260
Christopher L. Winfrey(3)	—	—	26,667	3,630,579
John Bickham(4)	—	—	58,000	6,037,163
Catherine C. Bohigian(5)	—	—	—	—
Richard R. Dykhouse(6)	—	—	2,875	356,626

(1)	Amount attributed to the average high and low market values of the stock on the day the stock vested.

(2)

Mr. Rutledge did not exercise any options during 2013. Mr. Rutledge had 25,558 performance-vesting restricted shares vest on February 13, 2013 and 11,872 shares were withheld on February 13, 2013 to cover taxes at a market value of $80.295 (the average of the high and low trading prices on that day). Mr. Rutledge also had 76,250 time-vesting restricted shares vest on February 13, 2013 and 33,612 were withheld on February 13, 2013 to cover taxes at a market value of $80.295 (the average of the high and low trading prices on that day). Mr. Rutledge also had 25,558 performance-vesting restricted shares vest on March 13, 2013 and 11,872 shares were withheld on March 13, 2013 to cover taxes at a market value of $90.18 (the average of the high and low trading prices on that day). Mr. Rutledge also had 25,558 performance-vesting restricted shares vest on May 17, 2013 and 11,872 shares were withheld on May 17, 2013 to cover taxes at a market value of $113.38 (the average of the high and low trading prices on that day).

(3)

Mr. Winfrey did not exercise any options during 2013. Mr. Winfrey had 26,667 restricted shares vest on November 1, 2013 and 11,798 shares were withheld on November 1, 2013 to cover taxes at a market value of $136.145 per share (the average of the high and low trading prices on that day).

(4)

Mr. Bickham did not exercise any options during 2013. Mr. Bickham had 16,500 performance-vesting shares vest on April 30, 2013 and 7,665 shares were withheld on April 30, 2013 to cover taxes at a market value of $100.395 (the average of the high and low trading prices on that day). Mr. Bickham also had 25,000 time-vesting restricted shares vest on April 30, 2013 and 11,613 shares were withheld to cover taxes at a market value of $100.395 (the average of the high and low trading prices on that day). Mr. Bickham also had 16,500 performance-vesting shares vest on May 17, 2013 and 7,665 shares were withheld to cover taxes at a market value of $113.38 (the average of the high and low trading prices on that day).

(5)	Ms. Bohigian did not have any option or restricted stock unit awards vest in 2013.

(6)

Mr. Dykhouse did not exercise any options during 2013. Mr. Dykhouse had 959 restricted stock units vest on April 26, 2013 and 320 shares were withheld on April 26, 2013 to cover taxes at a market value of $101.335 (the average of the high and low trading prices on that day). Mr. Dykhouse also had 1,916 restricted stock units vest on December 31, 2013 and 611 shares were withheld on December 31, 2013 to cover taxes at a market value of $135.41 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Employment Agreements

Thomas M. Rutledge

On December 19, 2011, Charter entered into an Employment Agreement with Thomas Rutledge pursuant to which Mr. Rutledge became the President and Chief Executive Officer of the Company effective February 13, 2012 (the “Rutledge Agreement”). Under the Rutledge Agreement, Mr. Rutledge is to serve as Charter’s President and Chief Executive Officer for a term expiring on February 13, 2016, with Mr. Rutledge entitled to resign for “Good Reason” (as defined in the Employment Agreement) if Charter does not renew the term on substantially similar terms and conditions (excluding the grant of equity or equity-based awards) for a one-year period after the end of the initial four-year term. Under the Rutledge Agreement, Mr. Rutledge is to receive a $2,000,000 base salary per year during the term, to be reviewed on an annual basis. Mr. Rutledge is eligible to participate in the incentive bonus plan with a target bonus equal to 175% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Rutledge is entitled to use the Company jet for such travel and for up to 50 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Christopher L. Winfrey

On November 19, 2012 and effective as of August 31, 2012, Charter and Mr. Winfrey entered into an amended and restated employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a current base salary of $566,500 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Winfrey Agreement has an initial term from the effective date through December 31, 2014 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement also contains a two-year non-compete provision and a two year non-solicitation clause.

John Bickham

On April 30, 2012, Charter entered into an Employment Agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,375,000 per year during the term, to be reviewed on an annual basis. Under the Bickham Agreement, Mr. Bickham is to serve as Charter’s Chief Operating Officer for a term expiring on April 30, 2016. He is eligible to participate in the incentive bonus plan with a target bonus of up to 135% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Bickham is entitled to use the Company jet for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Catherine Bohigian

On July 8, 2013 Charter and Ms. Bohigian entered into an employment agreement (the “Bohigian Agreement”). The Bohigian Agreement provides that Ms. Bohigian shall be employed in an executive capacity as Executive Vice President, Government Affairs for a term expiring on July 8, 2015 with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the government affairs functions of the Company. The Bohigian Agreement provides that Ms. Bohigian shall be employed at a base salary of $400,000 per year beginning July 8, 2013, to be reviewed on an annual basis. Ms. Bohigian is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of her annual base salary. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Bohigian Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Richard R. Dykhouse

On February 20, 2013 Charter and Mr. Dykhouse entered into an amended and restated employment agreement (the “Dykhouse Agreement”). The Dykhouse Agreement provides that Mr. Dykhouse shall be employed in an executive capacity as Executive Vice President, General Counsel and Corporate Secretary for a term expiring on December 31, 2015 with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the legal functions of the Company. The Dykhouse Agreement provides that Mr. Dykhouse shall be employed at a current base salary of $425,000 per year beginning February 20, 2013, to be reviewed on an annual basis. Mr. Dykhouse is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Dykhouse Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

The stock price used in the separation tables that follow is based on $136.76 per share; the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2013. The paragraphs that follow each event describe the payments that each Named Executive Officer would have received assuming a termination event occurred on December 31, 2013. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: Named Executive Officers may be eligible for certain payments following the occurrence of specific termination events as set forth in their employment agreements and in the tables that follow. If eligible for severance: Messrs. Rutledge and Bickham will each receive severance equal to two and one-half times their applicable annual base salary and target bonus; Messrs. Winfrey and Dykhouse and Ms. Bohigian will each receive severance equal to two times their applicable annual base salary and target bonus.

•

“Bonus” As used in the tables below, “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement payable in accordance with the 2013 Bonus Plans but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 175% of his annual base salary; Mr. Bickham will receive a target bonus of 135% of his annual base salary; Messrs. Winfrey and Dykhouse and Ms. Bohigian will each receive a target bonus of 75% of their annual base salary. See “2013 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details. See the “Summary Compensation Table” for actual 2013 Executive Bonus Plan payouts.

•

“Stock Options”, “Restricted Stock” and “Restricted Stock Units” include grants made under the Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for cause or a voluntary termination by the Executive without good reason

Under the current employment agreements with each of the Named Executive Officers, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by the Named Executive Officers without good reason and all bonus awards and unvested equity is forfeited and cancelled effective as of the date of termination. “For cause” is generally defined under those employment agreements to include: breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; material misrepresentations or concealments from the Company or Board; misappropriation of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a negative impact or institution of charges not dismissed within a time certain for crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any Securities Laws; gross neglect of duty; willful misconduct or recklessness related to duties; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under the Company’s employment agreements with Messrs. Rutledge and Bickham, “for cause” includes these factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. Messrs. Rutledge and Bickham’s employment agreements also include an additional “for cause” factor for a circumstance where the executives are enjoined by a court of competent jurisdiction from performing their respective employment agreement duties. For a definition of “good reason”, see the section below, titled “Termination by the Executive for Good Reason (other than for a Change in Control)”.

Under the New York Relocation Agreement and Release dated effective August 31, 2012 between Christopher L. Winfrey and Charter (the “Winfrey Relocation Agreement”) and the New York Relocation Agreement and Release dated effective February 20, 2013 between Richard R. Dykhouse and Charter (the “Dykhouse Relocation Agreement”), in the event of a voluntary resignation by either executive without Cause or a termination by Charter for Cause within one year of each executive’s relocation to the New York metropolitan area, the executive will be required to pay to Charter all relocation and moving expenses paid directly or reimbursed by Charter pursuant to the relocation program. In addition, if either executive voluntarily resigns or is terminated for cause within twenty-four (24) months of his relocation, Charter may clawback a prorata portion of the relocation incentive payment of $250,000. Assuming a termination date of December 31, 2013, Mr. Winfrey would have been required to repay $83,219 to the Company (September 1, 2012 relocation) and Mr. Dykhouse would have been required to repay $186,986 (July 1, 2013 relocation). Further, in connection with execution of Ms. Bohigian’s employment agreement, Charter paid a signing bonus to her in the amount of $75,000 plus a gross up amount to cover taxes on the bonus payment for a total payment of $126,802 as further reported in the Summary Compensation Table. In the event that Ms Bohigian’s employment terminates for any reason other than death or disability within the one-year period following the effective date of her employment agreement (July 8, 2013), Ms. Bohigian will be required to repay the signing bonus plus any gross up amount received in full to the Company. Assuming a termination date of December 31, 2013, Ms. Bohigian would be required to repay $126,802 to the Company.

Termination due to Death or Disability

Under the employment agreements with each of our Named Executive Officers, we may be required to make certain payments to these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability”. An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a Named Executive Officer is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments. In general, the equity agreements with our Named Executive Officers provide for forfeiture of unvested equity in the event of a death or disability termination with some exceptions noted in the footnotes following the table. In January 2014, grant agreements entered into in the calendar years 2011 through 2013, including those of the Named Executive Officers, were revised to include pro-rata treatment of unvested equity upon a death or disability termination — see “2014 Long-Term Incentive Plan,” “Long Term Incentives” in the Compensation Discussion and Analysis section for further information.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	3,500,000	—	—	3,500,000
Christopher L. Winfrey	—	424,875	364,062	275,988	1,064,925
John Bickham	—	1,856,250	—	—	1,856,250
Catherine C. Bohigian	—	145,479	14,882	164,861	325,222
Richard R. Dykhouse	—	300,674	117,465	90,549	508,688

(1)	No severance is payable in the event of a termination based on death or disability of any Named Executive Officer.

(2)

Each Named Executive Officer or his or her estate or beneficiaries will be entitled to receive a pro-rata bonus for the performance period ending prior to the date of a death or disability termination event.

(3)

As to the option awards made in the year ended December 31, 2010 to Messrs. Winfrey and Dykhouse, unvested stock options are cancelled. As to the time-vesting stock option awards to Messrs. Rutledge and Bickham, all unvested stock options are cancelled. As to the time-vesting stock option awards to Messrs. Winfrey and Dykhouse and Ms. Bohigian, these executives are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible time-vesting options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. As to the performance-vesting option awards, all unvested options are cancelled for all Named Executive Officers.

(4)

All time-vesting restricted stock and performance-vesting restricted stock awarded to Messrs. Rutledge and Bickham will be cancelled. Messrs. Winfrey and Dykhouse and Ms. Bohigian will receive a pro-rata portion of the next scheduled vesting amount of their restricted stock unit grants.

Termination due to Retirement

Charter generally defines “retirement” eligibility in its applicable plan documents as the employee’s age plus years of service equal to 70; provided, however, that the 2012 equity award agreements for Mr. Bickham contain a different definition of retirement allowing him to resign and claim a retirement at any time entitling him to receive pro-rata portions of his equity. The equity agreements with our other Named Executive Officers generally provide for forfeiture of unvested equity in the event that the executive retires with limited exceptions. Although none of the Named Executive Officers meet the “rule of 70” retirement qualification; the table that follows assumes that they did as of December 31, 2013. Further, in January 2014, grant agreements entered into in the calendar years 2011 through 2013, including those of the Named Executive Officers, were revised to include pro-rata treatment of unvested equity upon retirement — see “2014 Long-Term Incentive Plan,” “Long Term Incentives” in the Compensation Discussion and Analysis section for further information.

	Severance ($)	Signing Bonus(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	—	3,500,000	—	—	3,500,000
Christopher L. Winfrey	—	—	424,875	2,341,350	—	2,766,225
John Bickham	—	—	1,856,250	2,368,697	5,324,273	9,549,220
Catherine C. Bohigian	—	(126,802)	145,479	—	—	18,677
Richard R. Dykhouse	—	—	300,674	177,424	—	478,098

(1)

Upon execution of the Bohigian Agreement, Ms Bohigian received a one-time signing bonus equal to $75,000 plus a gross-up amount to cover taxes on the bonus for a total payment of $126,802. Pursuant to the Bohigian Agreement, if Ms. Bohigian’s employment with the Company terminates for any reason (other than death or disability) prior to the one year anniversary of its execution (i.e. July 8, 2014), Ms. Bohigian will be required to repay, in full, the signing bonus plus the gross up.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to the option awards made in the year ended December 31, 2010 to Messrs. Winfrey and Dykhouse, all unvested options will immediately and fully vest. As to the performance-vesting and time-vesting option awards to Mr. Bickham, he would be entitled to a pro-rata portion of non-eligible options which would have become eligible on the next scheduled vesting date. While a portion of the performance-vesting options may remain eligible to vest for six months following a December 31, 2013 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2013 to any options that may have been eligible for vesting as of that date for stock price thresholds higher than the $130 price per share threshold (i.e. Mr. Bickham’s $150 price per share threshold). As to the performance-vesting and time-vesting option awards to all other Named Executive Officers, unvested options will be cancelled and forfeited.

(4)

As to the time-vesting and performance-vesting restricted stock awarded to Mr. Bickham, Mr. Bickham would be entitled to receive a pro-rata portion of the next scheduled vesting amount. While a portion of the performance-vesting restricted stock may remain eligible to vest for six months following a December 31, 2013 termination event, no such stock would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date which the Company has assumed was met as to the $80 and $100 thresholds applicable to Mr. Bickham’s performance-vesting restricted stock grants. As to the award of performance-vesting and time-vesting restricted stock to Mr. Rutledge, all unvested restricted stock will be cancelled. All unvested restricted stock units will also be cancelled for Messrs. Winfrey and Dykhouse and Ms. Bohigian.

Termination by Charter without cause (other than for a change in control)

In the event that Charter terminates a Named Executive Officer’s employment without cause, Charter will be required to make certain payments to the executive and such a termination will give rise to an accelerated vesting schedule for equity grants. For a definition of a “for cause”, see the previous section titled “Termination by Charter for cause or a voluntary termination by the Executive without good reason”.

	Severance ($)	Signing Bonus(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	—	3,500,000	10,319,284	19,678,557	47,247,841
Christopher L. Winfrey	1,982,750	—	424,875	755,356	275,234	3,438,215
John Bickham	8,078,125	—	1,856,250	2,368,697	5,324,273	17,627,345
Catherine C. Bohigian	1,400,000	(126,802)	145,479	39,684	164,861	1,623,222
Richard R. Dykhouse	1,487,500	—	300,674	266,209	90,549	2,144,932

(1)

If Ms. Bohigian’s employment with the Company terminates for any reason (other than death or disability) prior to the one year anniversary of its execution (i.e. July 8, 2014), Ms. Bohigian will be required to repay, in full, the signing bonus plus the gross up.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to the performance-vesting option awards made to Messrs. Rutledge and Bickham, each officer will be entitled to retain any eligible options and receive a pro-rata portion of non-eligible options which would have become eligible options on the next scheduled vesting date. As to the option awards made in the year ended December 31, 2010 to Messrs. Winfrey and Dykhouse, each will receive a pro-rata portion of the next scheduled vesting amount. As to time-vesting option awards made to all of our Named Executive Officers, each officer is entitled to a pro-rata portion of the next scheduled vesting amount. As to performance-vesting option awards made to Messrs. Winfrey and Dykhouse and Ms. Bohigian, these officers are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. All non-eligible options, for which the vesting date has not yet occurred as of the date of termination, will be cancelled. While a portion of the performance-vesting options may remain eligible to vest for six months following a December 31, 2013 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was met as to all performance-vesting options carrying thresholds of up to and including $130 per share in order to assign a price as of December 31, 2013 and has assumed further that the threshold was not met as to anything above $130 per share (i.e. the $150 price per share threshold applicable to Messrs. Rutledge and Bickham).

(4)

As to the restricted stock unit awards to Messrs. Winfrey and Dykhouse and Ms. Bohigian, each officer is entitled to a pro-rata portion of the next scheduled vesting amount for a without cause termination. Messrs. Rutledge and Bickham will receive a pro-rata portion of the next scheduled vesting amount as to all time-vesting restricted stock awarded to each of them. As to the performance-vesting restricted stock awards made to Messrs. Rutledge and Bickham, each officer is entitled to retain any eligible restricted shares and receive a pro-rata portion of any non-eligible restricted shares which would have become eligible on the next scheduled vesting date. While a portion of the performance-vesting restricted stock may remain eligible to vest for six months following a December 31, 2013 termination event, no such stock would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date which the Company has assumed was met as to the $80 and $100 thresholds applicable to Messrs. Rutledge and Bickham’s performance-vesting restricted stock grants.

Termination by the Executive for good reason (other than for a change in control)

Under the employment agreements with each of our Named Executive Officers, we may be required to make certain payments to these executives if that executive terminates his or her employment for “good reason” other than after a Change in Control. An executive may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As used in the employment agreements of our Named Executive Officers, “good reason” includes: a material reduction in base salary, bonus, authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; if within six months following a Change in Control, the executive has not received an offer of employment from the surviving company for their exact position; or any failure by a successor Company to assume the executive’s employment agreement following a Change in Control. For a definition of “Change in Control”, see the following section titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason”.

	Severance ($)	Signing Bonus(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	—	3,500,000	10,319,284	19,678,557	47,247,841
Christopher L. Winfrey	1,982,750	—	424,875	364,062	275,234	3,046,921
John Bickham	8,078,125	—	1,856,250	2,368,697	5,324,273	17,627,345
Catherine C. Bohigian	1,400,000	(126,802)	145,479	39,684	164,861	1,623,222
Richard R. Dykhouse	1,487,500	—	300,674	117,465	90,549	1,996,188

(1)

If Ms. Bohigian’s employment with the Company terminates for any reason (other than death or disability) prior to the one year anniversary of its execution (i.e. July 8, 2014), Ms. Bohigian will be required to repay, in full, the signing bonus plus the gross up.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

The unvested portions of the option awards made in the year ended December 31, 2010 to Messrs. Winfrey and Dykhouse will be cancelled. As to time-vesting option awards made to all of our Named Executive Officers, each officer is entitled to a pro-rata portion of the next scheduled vesting amount. As to performance-vesting option awards made to Messrs. Rutledge and Bickham, each officer will be entitled to retain any eligible options and receive a pro-rata portion of non-eligible options which would have become eligible options on the next scheduled vesting date. As to performance-vesting option awards made to Messrs. Winfrey and Dykhouse and Ms. Bohigian, these officers are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. All non-eligible options, for which the vesting date has not yet occurred as of the date of the termination, will be cancelled. While a portion of the performance-vesting options may remain eligible to vest for six months following a December 31, 2013 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was met as to all performance-vesting options carrying thresholds of up to and including $130 per share in order to assign a price as of December 31, 2013 and has assumed further that the threshold was not met as to anything above $130 per share (i.e. the $150 price per share threshold applicable to Messrs. Rutledge and Bickham).

(4)

As to the restricted stock unit awards to Messrs. Winfrey and Dykhouse and Ms. Bohigian, each officer is entitled to a pro-rata portion of the next scheduled vesting amount for a without cause termination. Messrs. Rutledge and Bickham will receive a pro-rata portion of the next scheduled vesting amount as to all time-

vesting restricted stock awarded to each of them. As to performance-vesting restricted stock awards made to Messrs. Rutledge and Bickham, each officer would be entitled to retain any eligible restricted shares and receive a pro-rata portion of any non-eligible restricted shares which would have become eligible on the next scheduled vesting date. While a portion of the performance-vesting restricted stock may remain eligible to vest for six months following a December 31, 2013 termination event, no such stock would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date which the Company has assumed was met as to the $80 and $100 thresholds applicable to Messrs. Rutledge and Bickham’s performance-vesting restricted stock grants.

Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason:

Under our employment agreements with each of the Named Executive Officers, we may be required to make payments to the executives in the event that, within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason. A “Change in Control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities (or 50% or greater with regard to certain existing beneficial owners of greater than 10% of our outstanding stock); the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)	Signing Bonus(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	—	3,500,000	33,426,093	62,742,206	113,418,299
Christopher L. Winfrey	1,982,750	—	424,875	6,032,213	601,744	9,041,582
John Bickham	8,078,125	—	1,856,250	10,586,625	23,796,240	44,317,240
Catherine C. Bohigian	1,400,000	(126,802)	145,479	329,200	1,367,600	3,115,477
Richard R. Dykhouse	1,487,500	—	300,674	1,368,062	917,796	4,074,032

(1)

If Ms. Bohigian’s employment with the Company terminates for any reason (other than death or disability) prior to the one year anniversary of its execution (i.e. July 8, 2014), Ms. Bohigian will be required to repay, in full, the signing bonus plus the gross up.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to the option awards made in the year ended December 31, 2010 to Messrs. Winfrey and Dykhouse, each will receive full vesting of all unvested options remaining as of the date of termination. As to the time-vesting option grants to each Named Executive Officer, each is entitled to receive the entire unvested portion of the option grant. As to the performance-vesting option grants to Messrs. Rutledge and Bickham, in the event of a change in control, all unvested performance-vesting options will vest based upon the highest price paid per share in the change in control transaction. As to the performance-vesting option grants to Messrs. Winfrey and Dykhouse and Ms. Bohigian, in the event of a Change in Control, all eligible options will vest in accordance with achievement of the applicable price thresholds based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible options and all unvested eligible options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited upon a change in control. For all performance-vesting option grants, the Company has assumed that the threshold was met as to all performance-vesting options carrying thresholds of up to and including $130 per share in order to assign a price as of December 31, 2013 and has assumed further that the threshold was not met as to anything above $130 per share (i.e. the $150 price per share threshold applicable to Messrs. Rutledge and Bickham).

(4)

For restricted stock unit awards (as to Messrs. Winfrey and Dykhouse and Ms. Bohigian) and time-vesting restricted stock (as to Messrs. Rutledge and Bickham), in the event of a change in control, executives are entitled to receive full vesting of any unvested restricted stock or restricted stock units, as applicable. As to performance-vesting restricted stock granted to Messrs. Rutledge and Bickham, in the event of a change in control, all unvested performance-vesting restricted stock will vest based upon the highest price paid per share in the change in control transaction. The Company has assumed that for a December 31, 2013 Change of Control termination event, the price per share thresholds of $80 and $100 applicable to Messrs. Rutledge and Bickham’s performance-vesting restricted stock grants were met.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

We have also entered into indemnification agreements that require us to indemnify each of our directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 28, 2014 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 108,050,170 shares of Class A common stock outstanding as of February 28, 2014. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Media Corporation(2)	27,941,873	25.60%
SPO Advisory Corp., John H. Scully and Edward H. McDermott(3)	6,318,008	5.85%
T. Rowe Price & Associates, Inc.(4)	5,477,454	5.07%
Directors and Executive Officers:
W. Lance Conn	7,518	*
Michael P. Huseby	1,285	*
Craig Jacobson	14,674	*
Gregory B. Maffei(5)	—	*
John C. Malone(5)	—	*
John D. Markley, Jr.	36,418	*
David C. Merritt	7,518	*
Balan Nair	1,285	*
Eric L. Zinterhofer	8,582	*
Thomas M. Rutledge(6)	737,169	*
Christopher L. Winfrey(7)	392,844	*
John Bickham(8)	275,335	*
Catherin C. Bohigian	—	*
Richard R. Dykhouse(9)	36,471	*
All executive officers and directors as a group (22 persons)(10)	2,004,646	1.84%

*	less than 1%

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock.

(2)

Based on the most recently available Schedule 13G filed on May 10, 2013, includes an aggregate 26,858,577 shares of Class A common stock beneficially held and warrants exercisable for 1,083,296 shares of Class A common stock beneficially held. The address of Liberty Media Corporation (“Liberty Media”) is 12300 Liberty Boulevard, Englewood, Colorado 80112. Pursuant to the Liberty Media Stockholder’s Agreement, Liberty Media was provided with the right to designate four directors to our board of directors at closing. At closing, on May 1, 2013, the board of directors appointed John C. Malone, Chairman of the Board of Liberty Media, Gregory B. Maffei, President and Chief Executive Officer of Liberty Media, Balan Nair, Executive Vice President and Chief Technology Officer of Liberty Global, Inc. and Michael P. Huseby, Chief Executive Officer of Barnes & Noble, Inc. Subject to Liberty Media’s continued ownership level in Charter, the Liberty Media Stockholder’s Agreement also provides that Liberty can designate up to four directors as nominees for election to Charter’s board at least through Charter’s 2015 annual meeting of stockholders and that up to one of these individuals may serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, the board appointed Mr. Malone to serve on the Nominating and Corporate Governance Committee, Mr. Maffei to serve on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby to serve on the Audit Committee. Liberty Media is also subject, under the agreement, to certain customary standstill provisions that prohibit Liberty Media from, among other things, engaging in proxy or consent solicitations relating to the election of directors. The standstill limitations apply through the 2015 shareholder meeting and continue to apply as long as Liberty Media’s designees are nominated to the Charter board, unless the agreement is earlier terminated.

(3)

The equity ownership reported in this table is based on the reporting persons’ most recently available Schedule 13G/A dated December 31, 2013 and filed on February 14, 2014. Reported total includes shares beneficially owned by the following reporting persons as follows. Sole voting and dispositive power of SPO Partners II, L.P. (“SPO”) as to 5,939,608 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Partners, L.P. (“SPO Advisory Partners”). Sole voting and dispositive power of SPO Advisory Partners as to 5,939,608 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. (“SPO Advisory Corp.”). Sole voting and dispositive power of San Francisco Partners, L.P. (“SFP”) as to 297,000 of the shares reported as beneficially owned is exercised through its sole general partner, SF Advisory Partners, L.P. (“SF Advisory Partners”). Sole voting and dispositive power of SF Advisory Partners as to 297,000 of the shares reported as beneficially owned is exercised through its sole general partner, SPO Advisory Corp. Sole voting and dispositive power of SPO Advisory Corp. as to 6,236,608 of the shares reported as beneficially owned is exercised through its three controlling persons, John H. Scully (“JHS”), Edward H. McDermott (“EHM”) and Eli J. Weinberg (“EJW”). Of the shares reported as beneficially owned, 12,300 shares are held in JHS’ individual retirement account which is self-directed and 68,500 shares may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, sole director and executive officer of the Phoebe Snow Foundation, Inc. (“PSF”). Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by JHS solely in his capacity as one of three controlling persons of SPO Advisory Corp. Sole voting and dispositive power of PSF as to 68,500 of the shares reported as beneficially owned is exercised through its controlling person, sole director and executive officer, JHS. Of the shares reported as beneficially owned, 600 shares are held by EHM in his individual retirement account which is self directed. Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by EHM solely in his capacity as one of three controlling persons of SPO Advisory Corp. Shared voting and dispositive power as to 6,236,608 of the shares reported as beneficially owned may be deemed to be beneficially owned by EJW solely in his capacity as one of three controlling persons of SPO Advisory Corp. The principal business address of all reporting persons is: 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. SPO, SPO Advisory Partners and SF Advisory Partners are Delaware limited partnerships. SFP is a California limited partnership. SPO Advisory Corp. and PSF are Delaware corporations. JHS, EHM and EJW are all citizens of the United States of America.

(4)

The equity ownership reported in this table is based on the holder’s most recently available Schedule 13G/A dated December 31, 2013 and filed with the SEC on February 12, 2014. The address of the reporting person is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)

Mr. Maffei is the President and CEO and Mr. Malone the Chairman of Liberty Media which beneficially owns 25.60% of our Class A common stock and they each expressly disclaim beneficial ownership of any shares or warrants owned by Liberty Media.

(6)

Includes: 305,852 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted; 100,000 time-vesting options vested and exercisable; 37,500 performance-vesting options vested and exercisable at the $60 price per share threshold; 37,500 performance-vesting options vested and exercisable at the $80 price per share threshold; 37,500 performance-vesting options vested and exercisable at the $100 price per share threshold; and 55,450 performance-vesting options vested and exercisable at the $125 price per share threshold.

(7)

Includes 67,500 options vested and exercisable; 32,291 time-vesting options vested and exercisable; 6,459 time-vesting options exercisable within sixty (60) days of February 28, 2014; and the following performance-vesting options: 60,277 options exercisable at the $60 price per share threshold; 60,278 options exercisable at the $80 price per share threshold and 60,278 options exercisable at the $100 price per share threshold. Also includes 55,000 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.

(8)

Includes 174,000 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but eligible to be voted. Also includes 17,500 time-vesting options that are vested and exercisable; 17,500 time-vesting options exercisable within sixty (60) days of February 28, 2014; and the following performance-vesting options: 11,250 options vested and exercisable at the $80 per share threshold; 11,250 options that are exercisable within sixty (60) days of February 28, 2014 at the $80 price per share threshold; 11,250 options exercisable at the $100 price per share threshold; 11,250 options that are exercisable within sixty (60) days of February 28, 2014 at the $100 price per share threshold; 6,250 options exercisable at the $125 price per share threshold; and 6,250 options that are exercisable within sixty (60) days of February 28, 2014 at the $125 price per share threshold.

(9)

Includes: 959 restricted stock units that are unvested but will vest within sixty (60) days of February 28, 2014; 5,250 options vested and exercisable; 1,750 options exercisable within sixty (60) days of February 28, 2014; 10,416 time-vesting options vested and exercisable; 2,084 time-vesting options that are exercisable within sixty (60) days of February 28, 2014; 4,500 performance-vesting options vested and exercisable at the $85 price per share threshold; and 4,500 performance-vesting options vested and exercisable at the $105 price per share threshold.

(10)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 28, 2014, and the shares of our Class A common stock beneficially owned described in footnotes (6), (7), (8) and (9).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., Charter’s Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any: (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) greater than 5 percent beneficial owner of the Company’s common stock; or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with affiliates involving more than $50 million for our CCO Holdings, LLC (“CCO Holdings”) credit facility and more than $100 million for our CCO Holdings indentures. Such fairness opinions have been obtained whenever required. All of our transactions with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 1, 2013, Liberty Media completed its purchased from investment funds managed by, or affiliated with, Apollo Global Management, LLC, Oaktree Capital Management, L.P., and Crestview Partners of approximately 26.9 million shares and warrants to purchase approximately 1.1 million shares in Charter for approximately $2.6 billion (the “Liberty Media Transaction”), which represented, as of May 1, 2013, an approximate 27% beneficial ownership in Charter and a price per share of $95.50.

In connection with the Liberty Media Transaction, Charter entered into the Liberty Media Stockholder’s Agreement (the “Agreement”) that, among other things, provided Liberty Media with the right to designate four directors for appointment to Charter’s board of directors in connection with the closing. Liberty Media designated John C. Malone, chaiman of Liberty Media, Gregory B. Maffei, president and chief executive officer of Liberty Media, Balan Nair, executive vice president and chief technology officer of Liberty Global, Inc., and Michael P. Huseby, chief executive officer of Barnes & Noble, Inc. Charter’s board of directors appointed these directors effective upon the resignations of Bruce Karsh, Edgar Lee, Stan Parker, and Darren Glatt in connection with the closing of the Liberty Media Transaction on May 1, 2013. Subject to Liberty Media’s continued ownership level in Charter, the Agreement also provides that Liberty Media can designate up to four directors as nominees for election to Charter’s board of directors at least through Charter’s 2015 annual meeting of stockholders, and that up to one of these individuals may serve on each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee of Charter’s board of directors. Consistent with these provisions, the board appointed Mr. Malone to serve on the Nominating and Governance Committee, Mr. Maffei to serve on the Finance Committee and the Compensation and Benefits Committee and Mr. Huseby to serve on the Audit Committee.

In addition, Liberty Media agreed to not, directly or indirectly, subject to certain exceptions, acquire any voting securities of the Company, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value from such securities, that would result in an increase of Liberty Media’s ownership interest in the Company beyond 35% prior to January 2016 and 39.99% thereafter. Liberty Media is also subject to certain standstill provisions subject to certain exceptions that prohibit Liberty Media from, among other things, engaging in proxy or consent solicitations relating to the election of directors. The standstill limitations apply through the 2015 stockholders meeting and continue to apply so long as Liberty Media’s designees are nominated to Charter’s board, unless the Agreement is earlier terminated. Charter approved Liberty Media as an interested stockholder under the business combination provisions of the Delaware General Corporation Law.

As part of the emergence from Chapter 11 bankruptcy in 2009, the Company agreed to a Registration Rights Agreement with certain holders of the Company’s Class A common stock which required the Company to file a shelf registration statement with the SEC to provide for a continuous secondary offering of the stock. The original registration statement first became effective in November 2010 and expired in November 2013. The Registration Rights Agreement provides that any holder of securities that wishes to sell stock under the existing shelf registration statement must give the Company five business days notice that such holder wishes to sell and that the Company notify the other holders which were party to the Registration Rights Agreement. The Company will be required to file a new registration statement in connection with any such sale.

Charter is aware that Mr. Malone may be deemed to have a 34.5% voting interest in Liberty Interactive Corp. (“Liberty Interactive”) and is Chairman of the board of directors, an executive officer position, of Liberty Interactive. Liberty Interactive owns 36.9% of the common stock of HSN, Inc. (“HSN”) and has the right to elect 20% of the board members of HSN. Liberty Interactive wholly owns QVC, Inc. (“QVC”). Charter has programming relationships with HSN and QVC which pre-date the Liberty Media Transaction. For the nine months ended December 31, 2013, Charter received payments in the aggregate of approximately $10 million from HSN and QVC as a part of the channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in Charter’s footprint.

Mr. Malone also serves on the board of directors of Discovery Communications, Inc. (“Discovery”) and Charter is aware that Mr. Malone owns 4.3% in the aggregate of the common stock of Discovery and has a 29.2% voting interest in Discovery for the election of directors. In addition, Mr. Malone owns 9.2% in the aggregate of the common stock of Starz and has 42.8% of the voting power. Mr. Maffei is a non-executive Chairman of the board of Starz. Charter purchases programming from both Discovery and Starz pursuant to agreements entered into prior to the Liberty Media Transaction and Messrs. Malone and Maffei joining Charter’s board of directors. Based on publicly available information, Charter does not believe that either Discovery or Starz would currently be considered related parties. The amounts paid to Discovery and Starz represent less than 3% of the total operating costs and expenses for the nine months ended December 31, 2013.

Integra Telecom, Inc. (“Integra”) is a data transport services customer of Charter. Searchlight Capital Partners, L.P. (“Searchlight”) owns approximately 35% of Integra. Eric Zinterhofer, a member of Charter’s Board of Directors, has an interest in Searchlight and sits on the Board of Directors of Integra. For the year ended December 31, 2013, Charter received approximately $230,000 in revenue from Integra.

Proposal No. 2: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers (Item 2 on Proxy Card)

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cause a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section (above), the Compensation Tables (above), and any related information contained in this proxy statement under “Executive Compensation.”

Please review the Compensation Discussion and Analysis included in this proxy statement for a description and discussion of the Company’s compensation process and programs. We believe our compensation program provides the appropriate current compensation and incentivizes our executives to create value creation for our stockholders.

•	We provide a significant part of executive compensation in performance based incentives; and

•

We place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over relevant periods — rewarding executives for performance that enhances our financial strength and stakeholder value.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Tables and narrative disclosure contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding on the Company, the board or the Compensation and Benefits Committee, nor will it overrule any prior decision or require the board or the Compensation and Benefits Committee to take any action. However, the Compensation and Benefits Committee and the board value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation and Benefits Committee and the board will consider stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Proposal No. 3: Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 3 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2014. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s principal accountant in 2013 and 2012, and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2014. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2013 and 2012, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $3.6 million and $3.7 million, respectively.

Audit-Related Fees

We incurred audit-related fees to KPMG of approximately $0.3 million and $0.2 million during the years ended December 31, 2013 and 2012, respectively. These services were primarily related to due diligence related to acquisitions.

Tax Fees

None.

All Other Fees

We did not incur any other fees during the years ended December 31, 2013 and 2012.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2013 and 2012. Each year, including 2013, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2013, the Audit Committee consisted of Messrs. Huseby, Merritt, and Markley (and Mr. Jacobson for a portion of the year). All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held four meetings in 2013.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2013. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2013.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

DAVID C. MERRITT

MICHAEL P. HUSEBY

JOHN D. MARKLEY, JR.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2013 fiscal year, except for a Form 4 reporting an equity grant for Mr. Dykhouse that was not timely filed.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2015 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2015 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 21, 2014. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2015 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 12, 2015 and no later than February 6, 2015. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2013 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2013 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2013 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CHARTER COMMUNICATIONS, INC.
400 ATLANTIC STREET	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
STAMFORD, CT 06901	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors		☐	☐	☐
Nominees
01 W. Lance Conn	02 Michael P. Huseby		03 Craig A. Jacobson		04 Gregory B. Maffei	05 John C. Malone
06 John D. Markley, Jr.	07 David C. Merritt		08 Balan Nair		09 Thomas M. Rutledge	10 Eric L. Zinterhofer
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2 Approval, on an advisory basis, of executive compensation.						☐	☐	☐
3 The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year						☐	☐	☐
ended December 31, 2014.
NOTE: To vote on any other matters properly brought before the stockholders at the meeting.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2014 Notice and Proxy Statement, 2013 Annual Report is/are available at www.proxyvote.com.

     — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

May 6, 2014 8:00 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, MDT on May 6, 2014, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side